EXHIBIT 10.10
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of January 31, 2022 (the “Effective Date”), by and between BALDWIN RISK PARTNERS, LLC, a Delaware limited liability company (the “Company”), and Seth Cohen (“Employee”).

BACKGROUND

The Company is a subsidiary of BRP Group, Inc., a Delaware corporation (“PubCo”), and serves as a holding company that owns interests in subsidiaries and joint ventures that own and operate insurance agencies.

Prior to the Effective Date, Employee held the position of Deputy General Counsel and Chief Information Security Officer, and was a party to that certain Employment Agreement, effective July 31, 2020, by and between the Company and Employee (“Prior Employment Agreement”).

Effective on the Effective Date, Employee is being promoted to the position of General Counsel of the Company and PubCo.

The Company and Employee desire to enter into this Agreement effective as of the Effective Date, which is the date of Employee’s promotion, to govern certain of the terms and conditions of Employee’s employment with the Company from and after the Effective Date. This Agreement amends and restates the Prior Employment Agreement in its entirety.

OPERATIVE TERMS

    NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties agree as follows:

1.Employment. The Company shall continue to employ Employee, and Employee hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 5 hereof (the “Employment Period”).
2.Position and Duties.
(a)Title and Duties. During the Employment Period, Employee shall serve as the General Counsel of the Company and PubCo, and Employee shall have those powers and duties normally and customarily associated with his position in entities comparable to the Company and PubCo and such other powers and duties as may be reasonably prescribed by the Company or PubCo, subject to the power and authority of the Company or PubCo to modify such duties, responsibilities, functions and authority from time to time in its sole discretion.
(b)Management. During the Employment Period, Employee shall report to the Chief Executive Officer of the Company, a position which is currently held by Trevor Baldwin, or other person as determined by the Company or PubCo from time to time, and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of PubCo, the Company and their current and future, direct and indirect, subsidiaries, parent company, affiliates, joint ventures and other related entities (collectively, the “Company Group”).
(c)Employee’s Efforts. Employee shall perform his duties, responsibilities and functions for the Company and PubCo to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner and shall comply with the Company Group’s policies and procedures as may be in effect from time to time. During the Employment Period, Employee shall not serve as an officer, director or manager of, or otherwise perform services for (for compensation or otherwise), any other entity without the prior written consent of the Company; provided that Employee may manage his own investments, including, without limitation, any rental properties, and also serve as an officer, manager or director of, or otherwise participate in, purely educational, welfare, social, religious or civic organizations, for so long as such activities (1) do not interfere with Employee’s duties and responsibilities for the Company or PubCo, (2) do not violate the Company Group’s applicable policies and procedures, (3) comply with all applicable laws and regulations and (4) are conducted in strict compliance with this Agreement and the Restrictive Covenants Agreement (as defined below).
3.Place of Performance. The principal place of employment of Employee shall be at the Company’s executive offices in Tampa, Florida; provided that the Employee shall be required to travel on Company business from time to time during the Employment Period.
4.Compensation and Related Matters.
(a)Base Salary. During the Employment Period, the Company shall pay Employee an annual base salary (as adjusted, the “Base Salary”) of $300,000. The Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices (or, if applicable, those of BRP Colleague (as defined below) or any other member of the Company Group to which Employee’s employment is transferred). The Base Salary shall be reviewed annually (starting with 2023) and adjusted from time to time by the Company in its sole discretion. The Base Salary for any partial year during the Employment Period will be pro-rated based upon the actual number of days Employee was employed by the Company under this Agreement during such year. Employee shall not be eligible to earn commissions under any commission plan maintained by the Company Group for its advisors, producers or other employees.
(b)Bonus.
(i)Bonus. For each calendar year during the Employment Period beginning with 2022, Employee shall be eligible to receive an annual bonus (the “Bonus”), with a target bonus of $225,000 for each calendar year, based the success of the Company and/or the Company Group in achieving financial and/or non-financial targets, metrics, goals, or other objectives for the applicable calendar year, to be determined by the Company in its sole discretion. The achievement of any Bonus targets and the amount of any Bonus will be determined by the Company in its sole discretion. The Bonus (if any) and target Bonus for any partial year during the Employment Period (including, for the avoidance of doubt, the partial year in 2022 commencing on the Effective Date) will be pro-rated based upon the actual number of days Employee was employed by the Company under this Agreement during such year.
(ii)Bonus Payment Terms. The Bonus for a year, if earned under this Agreement, shall be paid to Employee within thirty (30) days after the Company’s receipt of its final audited (if not available management prepared or externally reviewed statements) financial statements for the applicable year. Notwithstanding anything to the contrary in this Agreement, to receive any Bonus that is otherwise earned for a year, Employee must remain continuously employed by the Company until the date the Bonus is actually paid. Any earned Bonus will be paid in the form of (A) cash and/or (B) fully-vested shares of the Class A common stock of PubCo (“Class A Shares”) (or other form of equity-based compensation award) of PubCo having an aggregate fair market value on the grant date equal to the amount of the Bonus being settled in equity-based compensation. The Board of Directors (or compensation committee thereof) of PubCo (the “Board”), in its sole discretion, shall determine such allocation between cash and stock (or other form of equity-based compensation award), and the fair market value thereof.
(c)Equity. During the Employment Period, Employee shall be eligible to participate in the BRP Group, Inc. Omnibus Incentive Plan (or any successor plan) (the “Plan”). The Board will determine in its sole discretion if and when Employee will be granted any awards under the Plan, the type of awards granted, and the terms of such awards.
(d)Participation in Benefit Plans. During the Employment Period, Employee (and any eligible dependents) shall be eligible to participate in the employee benefit plans and programs maintained by the Company (or any applicable member of the Company Group) from time to time for employees generally, including any life, medical, dental, accidental and disability insurance, and profit sharing, pension, retirement, savings, and deferred compensation plans, in each case subject to and in accordance with the generally applicable eligibility requirements, terms and conditions of such plan or program as in effect from time to time. Employee acknowledges that nothing in this Agreement obligates or requires the Company to offer any such plans or programs or prevents the Company from terminating or modifying any plan or program that it may from time to time offer, and the Company reserves the right to amend, modify or terminate any such plan or program in its sole discretion.
(e)Expenses and Reimbursement. During the Employment Period, the Company shall reimburse Employee for all ordinary and reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement (including a monthly smart phone reimbursement of up to $50 per month), but only in a manner that is consistent with the Company’s policies in effect from time to time with respect to travel and other business expenses, and subject to the Company Group’s requirements with respect to reporting and documentation of such expenses (including preapproval of travel expenses) as well as its reimbursement practices.
(f)Withholding. The Company shall have the right to deduct from any payment made under this Agreement any amount deemed necessary by the Company, in its discretion, in order to permit the Company to satisfy its past, present or future withholding obligations for any federal, state or local income, employment or other tax with respect to the amounts payable or benefits provided under this Agreement, including to reimburse the Company for any such obligations that were funded by the Company.
(g)Clawback. Employee agrees that any incentive-based compensation and benefits provided by the Company under this Agreement or otherwise are subject to recoupment or clawback (i) under any applicable clawback or recoupment policy of any member of the Company Group that is generally applicable to the Company Group’s executives, as may be in effect from time to time, and which is adopted by any such member of the Company Group in order to comply with applicable law or stock exchange listing rules or (ii) as required by law or under applicable stock exchange listing rules.
(h)Paid Time Off. During the Employment Period, the Employee shall be entitled to twenty (25) days of paid-time-off (“PTO”) per calendar year. PTO days will accrue pro-rata through the year at a rate of one-twelfth of Employee’s yearly accrual as of the beginning of each month and will otherwise be subject to the Company’s standard policies for PTO in effect from time to time (including as to usage, carryover from year-to-year, and payment of unused PTO at employment termination), which policies are subject to change at any time or from time to time in the sole discretion of the Company. Under the Company’s current policies, unused PTO does not carry forward from one calendar year to the next, upon separation accrued unused PTO will not be paid out and any PTO taken that is not earned will be deducted from Employee’s final pay (subject to state law requirements).
(i)Transition Bonus. Within thirty (30) days following the Effective Date (subject to Employee’s continued employment through such payment date), the Company shall pay to Employee a one-time cash transition bonus of $100,000. Such transition bonus shall be treated as an advance against, and shall reduce dollar-for-dollar, the Bonus otherwise earned and payable to Employee with respect to 2022; provided, that if the earned Bonus for 2022 is less than the transition bonus, then Employee shall not be required to repay any portion of the transition bonus.
5.Term and Termination.
(a)Employee is an employee “at-will,” and Employee’s employment may be terminated by the Company for any reason or no reason, with or without cause, at any time by giving the Employee notice of the termination. The terms of this Agreement do not and are not intended to create either an express or implied contract of employment with the Company for any particular period of time. Employee may terminate his employment with the Company at any time by giving the Company at least one hundred twenty (120) days’ prior written notice of termination (“Notice Period”); provided that upon receipt of notice of termination from Employee, the Company may, in its sole discretion and without affecting the characterization of the termination of Employee’s employment, terminate Employee’s employment prior to the end of the Notice Period.
(b)Upon termination of Employee’s employment by the Company for any reason (other than as set forth in Section 5(c) or an assignment of this Agreement in accordance with Section 20), (i) the Company shall pay Employee’s Base Salary that is accrued but unpaid through the date of employment termination (the “Termination Date”), (ii) the Company shall reimburse Employee pursuant to Section 4(e) for reasonable expenses incurred but not paid prior to such Termination Date; provided that Employee must submit those expenses for reimbursement within 30 days after the Termination Date, and (iii) Employee shall be entitled to receive any non-forfeitable benefits already earned and payable to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company. Except as otherwise expressly provided herein, Employee shall not be entitled to any other salary, bonuses, employee benefits or compensation or payments of any kind from the Company or any of its affiliates after termination of his employment, and all of Employee’s rights to salary, bonuses, employee benefits and other compensation and payments of any kind hereunder which would have accrued or become payable after the Termination Date shall cease upon such Termination Date other than those expressly required under applicable law (including, without limitation, the Consolidated Omnibus Reconciliation Act, 29 U.S.C. § 1161 et. seq., as amended (COBRA)). Upon termination of Employee’s employment for any reason, the effect of such termination on any outstanding equity-based compensation awards shall be governed by the applicable award agreement and related plan for such awards. The Company may offset any amounts Employee owes it against any amounts it owes Employee hereunder; provided, that the Company may not offset against nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), except to the extent permitted by Section 409A of the Code. For the avoidance of doubt, it is the express intent of the Company and Employee that in no event shall Employee be entitled to receive any amounts upon a termination of Employee’s employment other than the amounts expressly set forth in this Agreement.
(c)Employee acknowledges and agrees that BRP Colleague Inc., a Florida corporation and subsidiary of the Company (“BRP Colleague”), and the Company will be co-employers of Employee pursuant to an agreement between BRP Colleague and the Company, and in accordance with that agreement certain payments and benefits under this Agreement shall be provided by BRP Colleague instead of the Company. If such co-employment agreement between BRP Colleague and the Company terminates for any reason, then Employee agrees that his employment by BRP Colleague may terminate but his employment may continue with the Company. In such event, (i) BRP Colleague shall cease to be an employer of Employee for all purposes, and all liabilities and obligations of BRP Colleague as an employer of Employee shall terminate (except that such termination shall not affect the continuation of any outstanding obligation or liability incurred by BRP Colleague prior thereto), (ii) for the avoidance of doubt, Employee’s employment shall not be considered terminated for purposes of this Agreement, and neither BRP Colleague nor the Company shall owe severance payments or benefits to Employee by reason thereof, and (iii) this Agreement, as modified in accordance with clause (i) above, shall remain in full force and effect as an agreement between the Company and Employee. The Company shall provide written notice to Employee if the co-employment agreement between BRP Colleague and the Company terminates.
(d)If Employee’s employment with the Company or any other member of the Company Group (other than BRP Colleague, but only with respect to any co-employment relationship therewith) terminates for any reason, Employee shall be deemed to have resigned from all positions that Employee holds as an officer, director or other service provider or representative of PubCo or any other member of the Company Group.
6.Purchase of Life Insurance. Employee agrees that the Company Group has an insurable interest in Employee during the Employment Period, and the Company will have the right, at the

Company’s expense, to purchase life insurance on the life of Employee and payable to the Company or its assigns. Employee shall reasonably cooperate with the Company at Company’s sole expense in procuring such insurance and shall, at the request of the Company, submit to such medical examinations, supply such information and execute such documents reasonably requested by the Company, all at Company’s expense, as may be required by the insurance company or companies to whom the Company has applied for such insurance. Employee shall cooperate with the Company in procuring such insurance and shall, at the request of the Company, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance.
7.Defend Trade Secrets Act. Notwithstanding anything in this Agreement or otherwise to the contrary, pursuant to the Defend Trade Secrets Act of 2016, the parties acknowledge and agree that Employee shall not have criminal or civil liability under any Federal or state trade secret law for the disclosure of any trade secret that is made (a) (i) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding; provided that Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
8.Whistleblower Protection. Notwithstanding anything in this Agreement or otherwise to the contrary, it is understood that Employee has the right under Federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations, and as such, nothing in this Agreement is intended to prohibit Employee from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental authority or self-regulatory organization, and Employee may do so without notifying the Company. The Company may not retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise would require Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other governmental authority.
9.Restrictive Covenants Agreement. Employee is a party to that certain Restrictive Covenants Agreement, dated July 31, 2020, by and between Employee and the Company (the “Restrictive Covenants Agreement”), which includes restrictive covenants with respect to the Company Group, and which shall remain in full force and effect following the Effective Date. Such covenants are in addition to, and do not supplant, supersede, modify or limit in any manner, any other confidentiality, non-disclosure, non-competition, non-solicitation, non-acceptance, non-piracy or other similar obligations imposed on Employee, whether imposed by law (including laws governing trade secrets, and Employee’s fiduciary duties to the Company Group), by contract, by generally applicable Company Group policy, or otherwise. Employee specifically acknowledges that, but for his agreement to be bound by the terms and conditions of the Restrictive Covenants Agreement and this Agreement, the Company would not have approved his promotion to General Counsel.
10.Protection of Company Group Property. Employee shall not, at all times during his employment, except to the extent expressly authorized by the Company, and thereafter, use or permit others to use materials, equipment, software, electronic media or other Company Group property for personal purposes. Upon termination of Employee’s employment with the Company, Employee will deliver to the Company all property belonging to the Company Group and will not retain any copies or reproductions of correspondence, memoranda, reports, drawings, photographs, software, electronic media or documents relating in any way to the business of the Company Group.
11.Corporate Opportunity. During the Employment Period and except as otherwise expressly provided for in this Agreement, Employee shall submit to the Company all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware which relate to the areas of business engaged in by the Company Group (“Corporate

Opportunities”). Unless approved by the Company, Employee shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee’s own behalf.
12.Non-Disparagement. During the Employment Period and thereafter, except as may be required by applicable law, Employee shall not, directly or indirectly through another person or entity, make any negative or disparaging statements or communications in any form or media, or take any other action in disparagement of, the Company Group or any of the Company Group’s respective past and present investors, officers, managers or employees.
13.Employee’s Representations; Indemnification. Employee hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Employee does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, including, without limitation, any agreement with any former employer, (b) Employee is not subject to any noncompetition, nonsolicitation, nonacceptance, nondisclosure or any similar restrictive covenant in favor of any former employer or other insurance agency, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that (x) he has consulted with independent legal counsel regarding his rights and obligations under this Agreement, (y) he fully understands the terms and conditions contained herein, and (z) the agreements herein and in the Restrictive Covenants Agreement are reasonable and necessary for the protection of the Company Group and are an essential inducement to the Company to enter into this Agreement. Employee will indemnify and hold harmless the Company, and its representatives, members, managers, officers, and affiliates (collectively, the “Company Indemnified Persons”), and will reimburse the Company Indemnified Persons, for any and all losses, liabilities, claims, obligations, costs, payments, charges, assessments, penalties, diminution in value, damages, and expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether involving a third-party claim or not, arising from or related to any breach of any covenant, representation or warranty made by Employee under this Section 13.
14.Survival. Sections 4(f) and (g) and 5, 7-10 and 12-26 herein shall survive and continue in full force in accordance with their terms, notwithstanding the expiration or termination of the Employment Period.
15. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, or sent by facsimile or email transmission, to the recipient at the address below indicated:
In the case of Employee, to his at the most recent address set forth in the payroll records of the Company, or by email at the email address included on the signature page to this Agreement.

In the case of the Company, to:

c/o Baldwin Risk Partners, LLC
4211 W. Boy Scout Boulevard, Suite 800
Tampa, Florida 33607
Attn: Trevor Baldwin or Kris Wiebeck
Facsimile: (813) 984-3201
Email: tbaldwin@bks-partners.com or kwiebeck@bks-partners.com

Or, in each case, such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

16.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
17.Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including the Prior Employment Agreement.
18.Interpretation; No Strict Construction. While the recitals are expressly incorporated into and made part of this Agreement, the titles and headings preceding the text of the sections of this Agreement have been inserted solely for convenient reference and neither constitutes a part of this Agreement nor affects its meaning, interpretation, or effect. Unless otherwise expressly indicated, all references in this Agreement to a section or exhibit are to a section or exhibit of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa and any reference to the “Company” or the “Company Group” shall, as the context requires, refer to the Company Group collectively or to any individual member or members thereof. The use of the word “including” in this Agreement shall be by way of example rather than by limitation, and the word “entity” includes a trust, group, syndicate, corporation, cooperative, association, partnership, business trust, joint venture, limited liability company, unincorporated organization, and a governmental body, agency, authority, department, or subdivision, whether domestic or foreign or local, state, regional, or national. This Agreement shall be construed according to the fair meaning of its language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement, it being acknowledged that all of the original parties hereto have contributed to the drafting of this Agreement.
19.Counterparts. The parties may execute this Agreement in counterparts. Each executed counterpart of this Agreement will constitute an original document, and all of them together will constitute the same agreement. To the extent either party executes this Agreement electronically, each party agrees that the other party may enforce this Agreement with a copy for which such executing party provided an electronic signature, and that such electronic signature may be satisfied by procedures that the Company Group or a third party designated by the Company Group has established or may establish for an electronic signature system, and each party’s electronic signature shall be the same as, and shall have the same force and effect as, such party’s written signature. If electronically accepting this Agreement, I agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”
20.Successors and Assigns. Employee shall not assign his rights or delegate any of his obligations under this Agreement, and any attempted assignment or delegation by Employee will be invalid and ineffective against the Company. The Company or any other member of the Company Group may assign its rights and obligations under this Agreement without Employee’s consent to any (a) assignee or successor in interest of its all or a portion of its assets or business, whether pursuant to a sale, merger, contribution of its assets and liabilities, or sale or exchange of all or any portion of the assets or outstanding capital stock or other equity interests of the Company or otherwise or (b) other member of the Company Group. This Agreement is binding on and inures to the benefit of the Company’s authorized assignees and successors. Each member of the Company Group (and any assignee or successor thereof) is an intended third-party beneficiary of the Company’s rights under this Agreement, and this Agreement is intended to be for the benefit of all members of the Company Group. Upon any such assignment of this Agreement by the Company, (y) every reference in this Agreement to the “Company” will include the assignee or successor, and (z) if the assignee or successor assumes in writing or by operation of law all future liabilities of the assignor generally or under this Agreement specifically, the assignor will be released from such obligations to Employee under this Agreement. Employee expressly agrees that this Agreement shall be enforceable by any such assignee. Employee also hereby consents to the assignment to any other member of the Company Group of any employment agreement, noncompetition agreement, non-solicitation agreement, non-disclosure agreement or other restrictive covenant agreement that Employee has entered into with any member of the Company Group, provided such assignment shall not increase the scope of any of the restrictions imposed on Employee under this Agreement or the Restrictive Covenant Agreement.

21.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to Florida’s rules of conflicts of law, and regardless of the place or places of its physical execution and performance. Employee and the Company hereby (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida, (b) stipulate that the exclusive venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for a state court proceeding, or the Middle District of Florida, Tampa Division, for a federal court proceeding, and (c) waive any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, is an improper or inconvenient venue; provided, however, that (i) this Agreement is not intended to give Employee a right to any specific term of employment, and (ii) Employee’s employment remains at-will.
22.Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
23.Modification and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee. No delay or course of dealing by a party to this Agreement in exercising any right, power, or remedy under this Agreement will operate as a waiver of any right, power, or remedy of that party, except to the extent expressly manifested in writing by that party. The failure at any time of either party to require performance by the other party of any provision of this Agreement will in no way affect the party’s right thereafter to enforce the provision or this Agreement. In addition, the waiver by a party of a breach of any provision of this Agreement will not constitute a waiver of any succeeding breach of the provision or a waiver of the provision itself. In addition, the waiver by a party of a breach of any provision of this Agreement will not constitute a waiver of any succeeding breach of the provision or a waiver of the provision itself.
24.Cooperation. Employee agrees to cooperate with the Company, at the Company’s expense, during the Employment Period and thereafter (including following termination of Employee’s employment with the Company Group for any reason) by making himself reasonably available to testify on behalf of the Company Group, in any action, suit or proceeding, whether civil, criminal, administrative, or investigation, and to assist the Company or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with its counsel and representatives. Employee hereby covenants and agrees to testify truthfully in any and all such litigation, arbitrations, government or administrative proceedings.
25.WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT, WAS AFFORDED SUFFICIENT OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OF EMPLOYEE’S CHOICE AND TO ASK QUESTIONS AND RECEIVE SATISFACTORY ANSWERS REGARDING THIS AGREEMENT, UNDERSTANDS EMPLOYEE’S RIGHTS AND OBLIGATIONS UNDER IT, AND SIGNED IT OF EMPLOYEE’S OWN FREE WILL AND VOLITION.

26.Section 409A. It is intended that any amounts payable pursuant to this Agreement will either be exempt from or comply with the requirements of Section 409A of the Code (and any regulations and guidelines issued thereunder), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service,” or (b) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 26 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Employee in a lump sum and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, to the extent required to comply with Section 409A of the Code or an exemption thereto, for purposes of determining Employee’s entitlement to any compensation payable upon his termination of employment, Employee’s employment will be deemed to have terminated on the date of Employee’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company Group. Whenever payments under this Agreement are to be made (i) pursuant to different provisions hereof or (ii) in installments, each such payment or installment shall be deemed to be a separate payment for purposes of Section 409A of the Code. No action or failure to act, pursuant to this Section 26 shall subject any member of the Company Group to any claim, liability, or expense, and no member of the Company Group shall have any obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes pursuant to Section 409A of the Code. With respect to any reimbursement or in-kind benefit arrangements of the Company Group that constitute deferred compensation for purposes of Section 409A of the Code, the following conditions shall be applicable: (x) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid if such limit is imposed on all participants), (y) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (z) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

[Signature Page Follows]

The parties hereto have executed this Amended and Restated Employment Agreement to be effective as of the date first written above.

COMPANY

BALDWIN RISK PARTNERS, LLC, a Delaware limited liability company

By: /s/ Trevor Baldwin
Name: Trevor Baldwin
Title: Chief Executive Officer

EMPLOYEE

/s/ Seth Cohen
Name: Seth Cohen

Signature page to A&R Employment Agreement – S. Cohen